EXHIBIT 99.4(a)(b)(d)

                            ENDORSEMENT APPLICABLE TO
                          [XYZ] DOLLAR COST AVERAGING

The term "Contract" as used in this Endorsement applies either to a Contract or Certificate.

This Endorsement is part of your Contract, and the same definitions apply to the capitalized terms used herein. The benefit described in this Endorsement is subject to all the terms contained in your Contract, except as modified below. In this Endorsement, "we", "our" and "us" mean AXA Equitable Life Insurance Company and "you" and "your" mean the Owner.

[XYZ] DOLLAR COST AVERAGING PROGRAM

You may elect to participate in the [XYZ] Dollar Cost Averaging Program at any time subject to the Contribution Limits described in the Data Pages of this Contract. If you elect to participate in the [XYZ] Dollar Cost Averaging Program at the time of application to purchase this Contract, your entire initial Contribution is allocated to the [EQ/ Money Market] option. EACH PROGRAM IS FOR A THREE MONTH, SIX MONTH, OR TWELVE MONTH PERIOD OR SUCH OTHER PERIOD THAT WE MAY MAKE AVAILABLE TO YOU IN THE FUTURE. The minimum initial amount that you may allocate to establish a [XYZ] Dollar Cost Averaging Program after the Contract is issued is [$2,000.] You may elect to make subsequent Contributions to an existing [XYZ] Dollar Cost Averaging Program. The minimum subsequent Contribution amount that may be made to an existing program is [$250]. SUBSEQUENT CONTRIBUTIONS TO AN EXISTING [XYZ] DOLLAR COST AVERAGING PROGRAM WILL NOT EXTEND THE EXPIRATION DATE OF THAT PROGRAM. Amounts will be transferred monthly over a [twelve month] period from the [EQ/ Money Market] option to the other Variable Investment Options based on the percentages you selected at the start of the [XYZ] Dollar Cost Averaging Program.

You may ONLY HAVE one dollar cost averaging program in effect at any given time. At the expiration of the [XYZ] Dollar Cost Averaging Program, you may start a new program.

TRANSFER RULES

Your Annuity Account Value MAY NOT BE TRANSFERRED into the [XYZ] Dollar Cost Averaging Program. Any request by you to transfer amounts out of the [EQ/ Money Market], other than your regularly scheduled transfers to the Variable Investment Options as part of the [XYZ] Dollar Cost Averaging Program, will terminate that [XYZ] Dollar Cost Averaging Program. Any amount remaining in the [EQ/ Money Market] after such a transfer will be transferred to your other Investment Options according to your then current allocation instructions ON FILE WITH OUR PROCESSING OFFICE.

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EFFECT OF WITHDRAWALS

Any withdrawal from the [EQ/ Money Market] while participating in the [XYZ] Dollar Cost Averaging Program will terminate that [XYZ] Dollar Cost Averaging Program. Any amounts remaining in the [EQ/ Money Market] after such a withdrawal will be transferred to your other Investment Options according to your then current allocation instructions ON FILE WITH OUR PROCESSING OFFICE.


You may terminate the [XYZ] Dollar Cost Averaging Program at any time.

AXA EQUITABLE LIFE INSURANCE COMPANY, A STOCK LIFE INSURANCE COMPANY.
Home Office address: [1290 Avenue of the Americas, New York, New York  10104]


/s/ Christopher M. Condron               /s/ Karen Field Hazin
------------------------------------     ---------------------------------------
Christopher M. Condron                   Karen Field Hazin, Vice President,
Chairman and Chief Executive Officer     Secretary and Associate General Counsel

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